Exhibit 10.1

American Apparel, Inc.

747 Warehouse Street

Los Angeles, California 90021

(213) 488-0226

June 7, 2015

Re:  Letter Agreement

Gentlemen:

This letter sets forth the agreement between American Apparel, Inc. (the “Company”) and the parties hereto with respect to the matters set forth below.

1.                                      The Company shall, as promptly as practicable after the date of the Company’s 2015 annual meeting of stockholders (the “2015 Annual Meeting”), form an advisory committee (“Advisory Committee”).  The Advisory Committee will include industry executives, Company employees and other qualified personnel identified by the Nominating and Corporate Governance Committee (the “NGC”) of the Company’s Board of Directors (the “Board”) and will meet regularly as a committee to provide insights, guidance and strategic input for the CEO.  The initial chairman of the Advisory Committee will be Gene Montesano assuming he is willing and able to serve in such capacity.

2.                                      The NGC, acting in accordance with its regular procedures and guidelines, will use reasonable efforts to identify a new director who (i) has at least five (5) years of experience as a member of senior management of retail and/or apparel companies, (ii) is not employed by or affiliated with the Company, Standard General L.P. or any of their respective affiliates, and (iii) is independent under current NYSE MKT stock exchange rules (the “New Director”).  Prior to the Company’s 2016 annual meeting of stockholders, the Company will appoint the New Director to fill a vacancy on the Board.

3.                                      Effective immediately, Jeffrey Kolb hereby irrevocably withdraws his notice of intent to nominate persons for election as directors of the Company and to present a proposal at the 2015 Annual Meeting, dated May 17, 2015, including the proposal set forth therein.  The parties acknowledge and agree that Gene Montesano has irrevocably withdrawn as a candidate for election to the Board at the Company’s 2015 Annual Meeting effective as of June 5, 2015.  In addition, Adrian Kowalewski has informed the Company that he has irrevocably withdrawn as a candidate for election to the Board at the Company’s 2015 Annual Meeting effective as of June 7, 2015.

4.                                      You agree not to provide the Company with any notice of intention to nominate directors for election or notice of intention to present new business at the 2015 Annual Meeting or to support or participate in any such notice by another stockholder.

5.                                      The parties each acknowledge and agree that money damages would not be a sufficient remedy for any breach (or threatened breach) of this letter agreement by it and that, in the event of any breach or threatened breach hereof, the non-breaching party shall be entitled to seek injunctive and other equitable relief, without proof of actual damages, that the breaching party shall not plead in defense thereto that there would be an adequate remedy at law, and that the breaching party agrees to waive any applicable right or requirement that a bond be posted by the non-breaching party.  Such remedies shall not be the exclusive remedies for a breach of this letter agreement, but will be in addition to all other remedies available at law or in equity.

6.                                      This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the principles of the conflicts of laws thereof.  The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and irrevocably and unconditionally waive any objection to the laying of venue of any action, suit, or proceeding arising out of this letter agreement in the Delaware Court of Chancery, and further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit, or proceeding brought in any such court has been brought in an inconvenient forum.  This letter agreement constitutes the entire agreement among the parties with respect to the subject matter hereof.  This letter agreement shall inure to the benefit of the parties hereto and their respective successors and assigns.

7.                                      This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same agreement.  One or more counterparts of this letter agreement may be delivered by telecopier or PDF electronic transmission, with the intention that they shall have the same effect as an original counterpart hereof.

Very truly yours,

American Apparel, Inc.

By:	/s/ Hassan N. Natha
Name:	Hassan N. Natha
Title:	Executive Vice President and Chief Financial Officer

Confirmed and Agreed to:

Jeffrey Kolb

/s/ Jeffrey Kolb

Dated: June 7, 2015